Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated January 24, 2014 (this “Amendment”) amends the Employment Agreement effective as of November 14, 2012 (the “Agreement”) by and between Targacept, Inc., a Delaware corporation (the “Company”), and Dr. Stephen A. Hill, an individual resident of Georgia (“Employee”).

WHEREAS the Company and Employee propose to amend the Agreement primarily to make certain of its terms consistent with similar terms provided to other senior executives of the Company.

NOW, THEREFORE, in furtherance of the purposes described herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. The last sentence of Section 3(e) of the Agreement is hereby amended by adding the words “not less than” before the word “twenty.”

2. The first sentence of Section 7(d) of the Agreement is hereby amended by deleting such sentence and replacing it with the following:

(d) Upon any termination pursuant to this Section 7, Employee shall be entitled to receive a lump sum equal to (i) any base salary earned and due but not yet paid through the effective date of termination plus (ii) any bonus or other compensation earned and due pursuant to the express terms of any Company plan or program but not yet paid through the effective date of termination, such lump sum to be payable within thirty (30) days after such effective date of termination.

3. Section 7(d)(B) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(B) if such termination occurs concurrent with or within twelve (12) months following, or in connection with but prior to, a Change in Control, full acceleration of vesting for unvested options to purchase capital stock, and restricted stock or other equity-based awards (if any), of Employer (or its successor) held by Employee and outstanding as of the effective date of termination; and otherwise six (6) months acceleration of vesting for unvested options to purchase capital stock, and restricted stock or other equity-based awards (if any), of Employer (or its successor) held by Employee and outstanding as of the effective date of termination. The terms of this clause (B) shall be deemed incorporated into each option or similar agreement evidencing an award made to Employee before or after the Effective Date.

4. Section 7(d)(C) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(C) continuation of (1) the life insurance benefits coverage and (2) the health care (including medical and dental) benefits coverage, in each case provided to Employee (and, if applicable, his spouse and dependents) at his date of termination at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Employee reaches age 65 or similar events), for the Severance Period; provided that (x) Employer shall have no obligation under the foregoing clause (2) unless Employee shall have made a timely election of continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as “COBRA”) and (y) the same percentage of the total cost for such life insurance or health care coverage as Employee was paying at the time of termination shall continue during the Severance Period to be paid by Employee. If the terms of any of Employer’s group health, dental or term life insurance plans referred to in this section do not permit continued participation by Employee or if permitting such continued participation would result in the imposition of an excise tax against Employer under Section 4980D (or any successor section) of the Code, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee.

5. The third sentence of Section 8 of the Agreement is hereby amended by deleting such sentence and replacing it with the following:

To the extent reasonably required by the duties assigned to him, Employee shall devote substantially all his time, attention, knowledge and skills to the business and interest of Employer and Employer shall be entitled to all the benefits, profits and other issue arising from or incident to all work, service and advice of Employee.

6. As amended by this Amendment, the Agreement shall continue in full force and effect.

7. This Amendment shall be construed and enforced according to the laws of the State of North Carolina, without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment has been executed in behalf of the Company and Employee on the day and year first above written.

Targacept, Inc.

By:	/s/ John P. Richard	/s/ Stephen A. Hill
Name:	John P. Richard	Dr. Stephen A. Hill
Title:	Chairman of the Board

Date:	January 24, 2014	Date: January 27, 2014

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